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                                                                    Exhibit 99.1

GENCORP(LOGO)

                                                       Contact: Rosemary Younts
                                                                Communications
                                                                916.351.8650

NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             GENCORP COMPLETES SPIN-OFF OF POLYMER PRODUCTS SEGMENT;
                         ANNOUNCES NEW MANAGEMENT TEAM

         SACRAMENTO, CALIFORNIA, OCTOBER 4, 1999 (NYSE:GY) - GenCorp announced today that it has completed the spin-off of its Performance Chemicals and Decorative & Building Products businesses. As a result of the spin-off, the company has moved its headquarters to Sacramento, next to its principal aerospace and defense segment, Aerojet. Other businesses in GenCorp's much-simplified portfolio include a growing Aerojet Fine Chemicals subsidiary serving the pharmaceutical industry, and an automotive Vehicle Sealing unit, which supplies major automakers in the U.S. and Europe.

         GenCorp remains listed on the New York Stock Exchange as GY.
 "The spin-off opens an exciting new chapter for GenCorp, with renewed opportunity to enhance value for our shareholders," said the company's new Chairman and CEO, Bob Wolfe, who has served for the past two years as President of Aerojet. "It strengthens our ability to focus attention and resources on growth in high potential markets such as

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commercial space electronics and pharmaceutical fine chemicals, drive needed consolidation in industries including space propulsion, and implement significant company-wide internal improvements."

         Mr. Wolfe was named to head GenCorp as Chairman and CEO at completion of the spin-off when the plan was first announced in December. A seasoned veteran of the aerospace and defense industry, he has held numerous executive leadership positions. He joined GenCorp in 1997 from the Pratt & Whitney division of United Technologies, where he served as President for the Large Commercial Engine sector, and earlier as Executive Vice President of Pratt & Whitney's Government and Space Propulsion business.

         Prior to Pratt & Whitney, Mr. Wolfe held key positions at Martin Marietta, and McDonnell Douglas Corporation. Mr. Wolfe has led a series of initiatives at Aerojet that have resulted in a significant trend of improved operational and financial performance.

         Carl B. Fischer has been named President of Aerojet, succeeding Mr. Wolfe. Formerly, the Senior Vice President of Aerojet's Electronic Weapon Systems sector, Mr. Fischer has overseen the growth of this largest Aerojet sector since 1997. Aerojet has benefited from Mr. Fischer's wealth of experience and expertise for over 30 years.

         As previously announced, Terry L. Hall has assumed the position of Senior Vice President and CFO for GenCorp. Mr. Hall joined the company earlier this year from U.S. Airways where he was CFO. Among other executive leadership positions, Mr. Hall has served as CFO for Apogee Enterprises, Inc., and for Tyco International, and brings to GenCorp a broad base of expertise in all facets of corporate financing, tax, audit, and treasury, as well as mergers and acquisitions.

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         Robert G. Miotke will continue in his current capacity as President of
Aerojet Fine Chemicals. Mr. Miotke joined Aerojet in 1996 to drive the successful start up and growth of this new commercial business enterprise. He holds a progressive record of U.S. and international sales and management experience in fine and specialty chemical industries.

         Robert L. Calder will remain President of GenCorp's automotive Vehicle Sealing unit, a position he has held since 1998. Mr. Calder was previously the Executive Vice President of TG North America, a wholly owned subsidiary of Toyota Motor Company.

         With over $1 billion in sales and nearly 8,000 employees worldwide, GenCorp holds leading positions in the aerospace and defense, fine chemicals and automotive industries.

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